GRANDEUR PEAK GLOBAL TRUST

INVESTOR CLASS

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

Adopted February 23, 2023

WHEREAS, Grandeur Peak Global Trust, a Delaware statutory trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares (each such series a "Fund" and collectively, the "Funds"); and

WHEREAS, the Trust previously adopted separate distribution plans pursuant to Rule 12b-1 under the 1940 Act (each an "Existing Plan" and collectively, the "Existing Plans") for certain of the Funds in existence prior to the date hereof; and

WHEREAS, the trustees of the Trust now desire to amend and consolidate the Existing Plans into a separate master plan for each class of Shares offered by the Funds, such that there will exist one master plan for each similarly named class of Shares; and

WHEREAS, the purpose of such consolidation is to make administration of the Existing Plans more convenient and such consolidation shall be given effect without amending the amount to be spent for distribution and/or shareholder services and thus may be approved in accordance with Rule 12b-1 under the 1940 Act by a vote of the board of trustees of the Trust (the "Board"), including those Board members who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of such plans or any agreements related thereto (“Independent Trustees”); and

WHEREAS, the trustees of the Trust as a whole, and the Independent Trustees, have determined, through the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that amendment and consolidation of the Existing Plans into separate master plans for each class of Shares offered by the Funds, including, without limitation, this Master Distribution and Shareholder Servicing Plan for Investor Class Shares of the Funds (this "Plan") will benefit each applicable Fund and its shareholders; and

WHEREAS, each Fund may engage a distributor (the "Distributor") to provide, or arrange for the provision of services pursuant to this Plan and the Funds are willing to authorize the payment of certain fees as set forth herein in consideration of the Distributor’s offering such services.

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NOW THEREFORE, the Trust hereby adopts this Plan for each Fund listed in Exhibit A (as it may be amended from time to time) and the payment of certain fees as follows:

1.	Distribution Activities and Shareholder Services.

a.                   Distribution Activities. Each Fund is authorized to engage in, directly or indirectly through the Distributor or otherwise, and to perform, or cause to be performed, activities related to the distribution of Investor Class Shares of the Fund, which activities may include, but are not limited to, the following ("Distribution Activities"): (a) the making of payments, including payment of incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Investor Class Shares of the Fund, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Investor Class Shares of the Fund; (b) incurring expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Investor Class Shares of the Fund; (c) incurring costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) incurring costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) incurring costs of preparing, printing and distributing sales literature; (f) incurring costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (g) incurring costs of implementing and operating this Plan. The Trust also is authorized to engage in Distribution Activities related to the distribution of Investor Class Shares of the Funds, either directly or indirectly through persons with whom the Trust has entered into agreements related to this Plan, including, without limitation, the Distributor.

b.                  Shareholder Services. In order to facilitate and/or enhance the Fund’s and/or the Trust’s Distribution Activities related to the Fund’s Investor Class Shares, each Fund may pay fees (or otherwise incur expenses) (subject to the limitations set forth in Section 2 hereof) for Shareholder Services. For purposes of this Plan “Shareholder Services” shall mean those services of securities dealers or other financial intermediaries, financial institutions, investment advisers and others rendered in connection with the holding of Investor Class Shares of the Fund for shareholders in omnibus accounts or as shareholders of record or in providing shareholder support or administrative services to the Fund and its shareholders or that are rendered to shareholders of the Fund’s Investor Class Shares and not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust or the Fund, processing shareholder transactions, and in providing such other shareholder services as the Trust or the Fund may reasonably request.

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2.                  Fees.

a.                   Distribution and Shareholder Service Fees. Each Fund is authorized to pay the Distributor, as compensation for Distribution Activities and Shareholder Services, at an aggregate, annualized rate not to exceed the lesser of (i) the "Maximum Authorized Rate" and (ii) the "Currently Approved Rate" (each as set forth opposite such Fund’s name on Exhibit A attached hereto). The "Maximum Authorized Rate" shall mean the maximum rate authorized by the Board under this Plan and the "Currently Approved Rate" shall mean that portion of the Maximum Authorized Rate that is currently authorized for payment by the Fund, as may be amended from time to time by the Board. The applicable rate shall be applied to the average daily net assets attributable to Investor Class Shares of the Fund. In no event shall the rate paid for Distribution Activities exceed 0.75% and the rate paid for Shareholder Services exceed 0.25% per annum.

b.                  Fees in Relation to Expenses. The amount of fees payable by each Fund pursuant to this Section 2 may be greater or lesser than the expenses actually incurred by such Fund or by the Distributor or other financial intermediary on behalf of such Fund in connection with the performance of Distribution Activities and Shareholder Services. The amount of fees payable by each Fund to the Distributor pursuant to this Section 2 may be reduced by amounts (if any) paid directly by such Fund to the provider of any Distribution Activities or Shareholder Services.

3.                  Authority of the Distributor. Each Fund is hereby authorized and directed to retain the services of the Distributor to act as its principal underwriter, and, in such capacity, the Distributor is authorized to engage in Distribution Activities and/or Shareholder Services for and on behalf of the Funds and to enter into agreements with securities dealers, financial intermediaries, financial institutions, investment advisers, and others to engage in Distribution Activities and/or Shareholder Services for and on behalf of the Funds and to receive for itself or for the benefit of such third parties (and to the extent received for the benefit of such third parties to pay to such third parties) the fees authorized to be paid by the Funds pursuant to Section 2 hereof. The Distributor also is authorized to make payments to the investment adviser of any Fund for reimbursement of marketing related expenses and/or compensation for administrative assistance.

4.                  Term and Termination.

a.                   This Plan shall become effective with respect to each Fund listed on Exhibit A attached hereto (which may be amended from time to time) upon the first issuance by such Fund of Investor Class Shares.

b.                  Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the trustees of the Board; and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

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c.                   This Plan may be terminated with respect to a Fund at any time, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Investor Class Shares of the Fund; and Exhibit A attached hereto shall be amended accordingly.

d.                  The Trust or any Fund subject to this Plan may terminate any agreement related to this Plan, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Investor Class Shares of the Fund, upon sixty (60) days written notice to the other parties to such agreement. In addition, any agreement related to this Plan shall terminate automatically in the event of its assignment.

5.                  Amendments. All material amendments to this Plan (including, without limitation, material amendments to Exhibit A attached hereto) must be approved in the manner provided for annual renewal of this Plan in Section 4(b) hereof. In addition, this Plan (including, without limitation, Exhibit A attached hereto) may not be amended to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Investor Class Shares of the Fund to which the increase applies.

6.                  Selection and Nomination of Independent Trustees. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be made solely at the discretion of the Independent Trustees.

7.                  Quarterly Reports. The Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

8.                  Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

9.                  Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this Plan is executed on behalf of the trustees of the Trust as trustees and not individually and that the obligations of this Plan are not binding upon the trustees, the shareholders of the Funds individually or, with respect to each Fund, the assets or property of any other series of the Trust, but are binding only upon the assets and property of each Fund, respectively.

10.              Incorporation by Reference. Exhibit A to this Plan (as the same may be amended from time to time) shall be deemed part of this Plan and is incorporated herein by this reference.

11.              Defined Terms. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment," and "interested person" shall have the meanings ascribed to those terms in the 1940 Act.

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Exhibit A

GRANDEUR PEAK GLOBAL TRUST

INVESTOR CLASS

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

As Amended: May 20, 2025

Fund Name	Maximum Authorized Rate	Currently Approved Rate	Distributor
Grandeur Peak Emerging Markets Opportunities Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak Global Contrarian Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak Global Explorer Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak Global Micro Cap Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak Global Opportunities Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak Global Reach Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak Global Stalwarts Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak International Opportunities Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak International Stalwarts Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak US Stalwarts Fund	1.00%	0.25%	Northern Lights Distributors, LLC
Grandeur Peak International Contrarian Fund	1.00%	0.25%	Northern Lights Distributors, LLC

Acknowledged and Approved by:

Grandeur Peak Global Trust: By: __/s/ Brian Curley________________ Brian Curley, President	Northern Lights Distributors, LLC: By: _/s/ Kevin Guerette______________ Kevin Guerette, President